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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

95% Principal Protected Zero-Coupon GSNE-ER Indexed Notes Due April 1, 2008
Final Term Sheet

Aggregate Face Amount:	$5,298,000
Pricing Date:	March 24, 2006
Issue Date:	March 30, 2006
Maturity Date:	April 1, 2008 (subject to the effect of any Market Disruption Event)
Initial Issue Price:	100.00%
Underwriting commission:	0.25%
Proceeds to Issuer:	99.75%
Initial Index Level:	232.05
Leverage Factor:	1.55
Maximum Indexed Principal Amount:	149.25%
Determination Date:	March 25, 2008, unless such day is not a Trading Day in which case the Determination Date shall be the next day that is a Trading Day (subject to the effect of any Market Disruption Event)
Increase in Index needed to achieve Indexed Principal Amount equal to 100% of face amount:	3.23%
Coupon:	0.00%
Business Day convention:	Modified following
CUSIP:	00254EBB7

        Examples of Indexed Principal Amount at Maturity (Percentage of Face Amount):

Final Index Level	Percentage Change in GSNE-ER	Percentage of Face Amount	Annual Yield (%) on Face Amount
336.47	45.00%	149.25%	22.17%
324.87	40.00%	149.25%	22.17%
313.27	35.00%	149.25%	22.17%
301.67	30.00%	141.50%	18.95%
290.06	25.00%	133.75%	15.65%
278.46	20.00%	126.00%	12.25%
266.86	15.00%	118.25%	8.74%
255.26	10.00%	110.50%	5.12%
243.65	5.00%	102.75%	1.37%
232.05	0.00%	95.00%	-2.53%
220.45	-5.00%	95.00%	-2.53%
208.85	-10.00%	95.00%	-2.53%
197.24	-15.00%	95.00%	-2.53%
185.64	-20.00%	95.00%	-2.53%

        The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
95% Principal Protected Zero-Coupon GSNE-ER Indexed Notes Due April 1, 2008 Final Term Sheet